Exhibit 99.1

Fusion Pharmaceuticals Appoints Donald Bergstrom, M.D.,

Ph.D., to Board of Directors

Hamilton, ON & Boston, MA, April 1, 2021 – Fusion Pharmaceuticals Inc. (Nasdaq: FUSN), a clinical-stage oncology company focused on developing next-generation radiopharmaceuticals as precision medicines today announced the appointment of Donald A. Bergstrom, M.D., Ph.D., as a member of the Company’s Board of Directors. Dr. Bergstrom, who currently serves as executive vice president, head of research and development at Relay Therapeutics, Inc., a clinical stage precision medicines company, brings to the board more than 15 years of experience in the biopharmaceutical industry.

“Don’s depth of precision oncology and industry experience will be invaluable to us as we continue to progress our Targeted Alpha Therapies (TAT) platform and grow our pipeline of clinical candidates,” said Fusion Chief Executive Officer John Valliant, Ph.D. “Additionally, his leadership and understanding of the oncology landscape will provide Fusion with important organizational, strategic and operational guidance during this growth period.”

Prior to joining Relay Therapeutics in 2018, Dr. Bergstrom served as senior vice president, chief medical officer of Mersana Therapeutics, Inc., a clinical-stage biopharmaceutical company discovering and developing novel antibody-drug-conjugates for the treatment of cancer. Prior to Mersana, Dr. Bergstrom was global head of translational and experimental medicine at Sanofi Oncology and held roles of increasing responsibility in oncology translational medicine and early clinical development at Merck Research Laboratories.

Dr. Bergstrom holds an M.D. and a Ph.D. from the University of Washington, Seattle and a B.A. from the Johns Hopkins University.

“I see significant potential to use the Targeted Alpha Therapies (TAT) platform to build a strong portfolio of precision medicines,” said Dr. Bergstrom. “I’m excited to join the board, as I share the Fusion team’s passion for improving the lives of cancer patients and I look forward to contributing to Fusion’s strategic planning and growth.”

The number of seats on the Fusion Board of Directors was increased to nine from eight immediately prior to Dr. Bergstrom’s election.

About Fusion

Fusion Pharmaceuticals is a clinical-stage oncology company focused on developing next-generation radiopharmaceuticals as precision medicines. Employing a proprietary Fast-Clear™ linker technology, Fusion connects alpha particle emitting isotopes to targeting molecules in order to selectively deliver the alpha emitting payloads to tumors. Fusion’s lead program, FPI-1434, is currently in a Phase 1 clinical trial.

Contact:

Amanda Cray

Senior Director of Investor Relations & Corporate Communications

617-967-0207

cray@fusionpharma.com